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Exhibit 10.41

FOREST OIL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated
Effective as of December 1, 2008

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FOREST OIL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

W I T N E S S E T H :

        WHEREAS, Forest Oil Corporation (the "Company") has heretofore adopted the FOREST OIL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan") for the benefit of its eligible employees; and

        WHEREAS, the Company desires to restate the Plan and to amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits;

        NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of December 1, 2008, except as otherwise indicated herein:

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I.

Definitions and Construction

        1.1    Definitions.    The capitalized words or terms used in the Plan and which are not otherwise defined herein shall have the same meanings as such words or terms have in the Retirement Savings Plan of Forest Oil Corporation, as the same may be amended from time to time. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)
Account:    An individual account for each Member to which is credited, from and after the Effective Date, his deferrals pursuant to Sections 3.1 and 3.3, the Employer Deferrals made on his behalf pursuant to Section 3.2, and which reflects such Account's allocation of earnings and/or changes in value as provided in Section 3.4. As of the Effective Date, a Member's Account was credited with the balances, if any, as of the day immediately preceding such date in his "Grandfathered Account" and "Deferral Account" maintained under the Plan as in effect immediately prior to the Effective Date. A Member shall have a 100% nonforfeitable interest in his Account at all times.

(2)
Affiliate:    With respect to a person, any other person with whom the person would be considered a single employer under section 414(b) of the Code (employees of controlled group of corporations), and any other person with whom the person would be considered a single employer under section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control); provided, however, that (a) in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code, the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in section 1563(a)(1), (2), and (3) of the Code, and (b) in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c) of the Code, "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in Treasury regulation section 1.414(c)-2.

(3)
Bonus Compensation:    The annual incentive bonuses, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) deferrals pursuant to Section 3.3 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(4)
Change of Control:    The occurrence of any one or more of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is to be dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Company's Board of Directors. Notwithstanding the foregoing, the term "Change of Control" shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

(5)
Code:    The Internal Revenue Code of 1986, as amended.

(6)
Committee:    The Compensation Committee of the Board of Directors of the Company.

(7)
Company:    Forest Oil Corporation.

(8)
Compensation:    Amounts equal to a Member's "Compensation," as such term is defined under the Retirement Savings Plan, including amounts a Member could have received in cash in lieu of deferrals pursuant to Sections 3.1 and 3.3, and without regard to the maximum dollar limitation of section 401(a)(17) of the Code; provided, however, that for purposes of Section 3.1, Compensation shall not include Bonus Compensation.

(9)
Directors:    The Board of Directors of the Company.

(10)
Discretionary Contribution Percentage:    For each Plan Year and with respect to each Member, the percentage obtained by dividing (i) the Employer Discretionary Contribution, if any, allocated to such Member's Employer Contribution Account under the Retirement Savings Plan for such Plan Year by (ii) the amount of such Member's "Compensation" (as such term is defined in the Retirement Savings Plan) that was considered under the Retirement Savings Plan to determine such allocation for such Plan Year.

(11)
Effective Date:    December 1, 2008, as to this restatement of the Plan, except as otherwise indicated in specific provisions of the Plan. The original effective date of the Plan was July 1, 1994.

(12)
Employer:    The Company and any other adopting entity that adopts the Plan pursuant to the provisions of Section 2.3.

(13)
Employer Deferrals:    Deferrals made by the Employer on a Member's behalf pursuant to Section 3.2.

(14)
Entry Date:    The first day of each Plan Year.

(15)
Funds:    The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(16)
Match Compensation:    Amounts equal to a Member's Compensation plus amounts of base salary that a Member elects to defer pursuant to the Salary Deferral Plan.

(17)
Member:    Each individual who has been selected for participation in the Plan and who has become a Member pursuant to Article II.

(18)
Plan:    The Forest Oil Corporation Executive Deferred Compensation Plan, as amended from time to time.

(19)
Plan Year:    The twelve-consecutive month period commencing January 1 of each year.

(20)
Retirement Savings Plan:    The Retirement Savings Plan of Forest Oil Corporation, as amended from time to time.

(21)
Salary Deferral Plan:    The Forest Oil Corporation Salary Deferral Deferred Compensation Plan.

(22)
Termination of Service:    A Member's separation from service with the Employer and its Affiliates within the meaning of section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance thereunder).

(23)
Trust:    The trust, if any, established under the Trust Agreement.

(24)
Trust Agreement:    The agreement, if any, entered into between the Company and the Trustee pursuant to Article IX.

(25)
Trust Fund:    The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(26)
Trustee:    The trustee or trustees qualified and acting under the Trust Agreement at any time.

(27)
Valuation Date:    Each calendar day.

        1.2    Number and Gender.    Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

        1.3    Headings.    The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Participation

        2.1    Participation.    Prior to each Entry Date, the Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall be eligible to become Members as of such Entry Date. Any such eligible employee may become a Member on such Entry Date by executing and filing with the Committee, prior to such Entry Date, the form prescribed by the Committee. Such form shall include, among other things prescribed by the Committee, the consent of such Member to be subject to all of the terms and provisions of the Plan including, without limitation, the Compensation deferral provisions set forth in Section 3.1. Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation and Bonus Compensation hereunder and receive an allocation of Employer Deferrals for each Plan Year following his initial year of participation in the Plan. By participating in the Plan for a Plan Year, a Member agrees that he shall not make any changes during such Plan Year to his deferral election with respect to Before-Tax Contributions for such Plan Year under the Retirement Savings Plan.

        2.2    Cessation of Active Participation.    Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation and Bonus Compensation hereunder or receive an allocation of Employer Deferrals effective as of the Entry Date of any subsequent Plan Year designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to such Entry Date. Further, an individual who has become a Member of the Plan may cancel his Compensation and/or Bonus Compensation deferrals hereunder and his right to receive an allocation of Employer Deferrals, effective as of the Entry Date of any subsequent Plan Year, by executing and delivering to the Employer the form prescribed by the Committee prior to such Entry Date and within the time period prescribed by the Committee. An individual described in the preceding provisions of this Section may again become entitled to defer Compensation and Bonus Compensation hereunder and receive an allocation of Employer Deferrals beginning on any subsequent Entry Date selected by the Committee in its sole discretion.

        2.3    Adopting Entities.    It is contemplated that other entities may adopt the Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or of the Committee or the Directors; provided, however, that such entity must be an Affiliate of the Company. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that (a) the power to appoint or otherwise affect the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Committee alone and (b) the determination of whether a Change of Control has occurred shall be made based solely on the Company. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Committee or the Directors, terminate its participation in the Plan effective immediately prior to the start of any subsequent Plan Year. Moreover, the Committee may, in its discretion, terminate an Employer's Plan participation effective immediately prior to the start of any subsequent Plan Year; provided, however, that if an Employer ceases to be an Affiliate of the Company, such Employer's Plan participation may be terminated by the Committee effective immediately upon such cessation.

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III.

Account Credits and Allocations of Income or Loss

        3.1    Member Deferrals (other than with respect to Bonus Compensation).

          (a)   For each payroll period in which a Member's Before-Tax Contributions under the Retirement Savings Plan are limited as a result of the limitations contained in section 401(a)(17) and/or 402(g) of the Code, the Employer shall withhold from such Member's Compensation for such payroll period and the Member shall defer hereunder the amount by which such Member's Before-Tax Contributions to the Retirement Savings Plan are reduced solely because of the application of such limitations; provided, however, that (i) any amount withheld and deferred pursuant to this sentence shall be determined based upon the assumption that the Member's election with respect to the percentage rate of his Before-Tax Contributions under the Retirement Savings Plan in effect during such payroll period is equal to the percentage rate of his Before-Tax Contributions in effect on the first day of the Plan Year in which such payroll period occurs and (ii) the limitation contained in section 402(g) of the Code for a Plan Year shall be determined by including in such limitation the "catch-up contributions", if any, a Member is eligible to defer under the Retirement Savings Plan for such Plan Year pursuant to section 414(v) of the Code. For purposes of determining the amount of a Member's Compensation to be withheld and deferred under the preceding sentence (for each payroll period in which a Member's Before-Tax Contributions under the Retirement Savings Plan are limited as described in the preceding sentence), the amount of the Member's Compensation shall be deemed to be the Member's Match Compensation. Notwithstanding the foregoing, the maximum amount that may be withheld and deferred for any payroll period shall be the amount of 80% of the Member's Compensation for such period.

          (b)   For each Plan Year in which a Member's Before-Tax Contributions under the Retirement Savings Plan are limited as a result of the limitations contained in section 401(k)(3) and/or 415 of the Code, the Company shall withhold from such Member's Compensation and the Member shall defer hereunder an amount equal to the reduction in such Member's Before-Tax Contributions to the Retirement Savings Plan as a result solely of the application of such limitations.

          (c)   A Member's Compensation deferrals shall become effective as of the Entry Date which is coincident with or next following the date the Member executes and files with the Committee the form described in Section 2.1. A Member's Compensation deferrals shall remain in force and effect unless and until such deferrals are to cease in accordance with the provisions of Section 2.2. Compensation for a Plan Year not deferred by a Member pursuant to the above paragraphs shall be received by such Member in cash. Compensation deferrals made by a Member shall be credited to such Member's Account as of the date upon which the Compensation deferred would have been received by such Member in cash had no deferral been made pursuant to this Section 3.1.

        3.2    Employer Deferrals.

          (a)   As of the last day of each payroll period, the Employer shall credit a Member's Account with an amount which equals a specified percentage (the "Match Percentage") of the deferrals made by such Member pursuant to Section 3.1(a) (determined without regard to the final sentence thereof, which provides that the maximum amount that may be withheld and deferred for any payroll period shall be the amount of 80% of the Member's Compensation for such period) and Section 3.1(b) during such payroll period that are not in excess of a specified percentage (the "Compensation Percentage") of such Member's Match Compensation for such payroll period. For purposes of the preceding sentence, the Match Percentage and the Compensation Percentage for a particular payroll period shall be determined based on the formula used for determining the amount of Employer Matching Contributions under the Retirement Savings Plan for such payroll

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  period. For example, if the Retirement Savings Plan provides that the Employer Matching Contributions for a payroll period shall equal 100% of the Before-Tax Contributions that were made by a participant during such payroll period that were not in excess of 8% of such participant's compensation for such payroll period, then the Match Percentage for such payroll period shall equal 100%, and the Compensation Percentage for such payroll period shall equal 8%.

          (b)   As of the last day of each Plan Year, the Employer shall credit a Member's Account with an amount equal to the difference, if any, between (i) the Discretionary Contribution Percentage applicable to such Member for such Plan Year multiplied by such Member's Compensation for such Plan Year, and (ii) the Employer Discretionary Contribution allocated to such Member's Employer Contribution Account under the Retirement Savings Plan for such Plan Year. Further, as of the last day of each Plan Year in which the Employer Matching Contributions and/or Employer Discretionary Contributions under the Retirement Savings Plan on behalf of a Member are limited as a result of the limitations contained in section 401(m)(2) and/or 415 of the Code, the Employer shall credit such Member's Account with an amount equal to the reduction in such Member's share of such contributions to the Retirement Savings Plan as a result solely of the application of such limitations.

          (c)   As of any date selected by the Committee, the Employer may credit a Member's Account with such amount, if any, as the Committee shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary in amount among individual Members.

        3.3    Deferrals of Bonus Compensation.

          (a)   In accordance with the procedures established from time to time by the Committee, a Member may annually elect to defer a percentage of 10% or any whole multiple of 10% (but in no event more than 100%) of his Bonus Compensation for the Plan Year. Bonus Compensation not so deferred by such election shall be received by such Member in cash. A Member's election to defer an amount of his Bonus Compensation pursuant to this Section shall be made by executing a Bonus Compensation deferral election in accordance with Paragraph (b) below pursuant to which the Member authorizes the Employer to reduce his Bonus Compensation in the elected amount and the Employer, in consideration thereof, agrees to credit an equal amount to the Member's Account. Bonus Compensation deferrals (including net income or net loss allocated with respect thereto) made by a Member shall be credited to his Account as of a date determined in accordance with the procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Account no later than 30 days after the date upon which the Bonus Compensation deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section 3.3.

          (b)   A Member's annual election to defer a percentage of his Bonus Compensation earned with respect to a Plan Year under Paragraph (a) of this Section must be made prior to the start of such Plan Year and in accordance with the procedures established by the Committee, and shall become effective as of the first day of such Plan Year. Notwithstanding the foregoing, in accordance with the transition relief provided under Internal Revenue Service Notice 2007-86 concerning deferral elections made with respect to short-term deferrals, a Member's election to defer a percentage of his Bonus Compensation earned with respect to the Plan Year beginning on January 1, 2008, may be made at any time during the month of December, 2008, and shall become effective as of December 31, 2008. A deferral election under this Section with respect to a Plan Year shall be irrevocable as of the last day of the year immediately preceding such Plan Year; provided, however, that any such election with respect to the Plan Year beginning on January 1, 2008, shall be irrevocable as of December 31, 2008. A Member's deferral election with respect to

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  Bonus Compensation for a Plan Year shall apply to such Bonus Compensation even if it is paid after the close of such Plan Year.

        3.4    Earnings Credits; Valuation of Accounts.    All amounts credited to a Member's Account shall be deemed invested as soon as administratively feasible among the Funds as provided in Article IV, and the balance of each Account shall reflect the result of daily pricing of the assets in which such Account is deemed invested from time to time until the time of distribution.

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IV.

Deemed Investment of Funds

        Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Account shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Account or he may split the deemed investment of the amounts allocated to his Account between such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Account shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

        A Member may change his deemed investment designation for future deferrals to be allocated to his Account. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

        A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Account. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

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V.

In-Service Distributions

        5.1    Domestic Relations Order.    The Plan shall permit such acceleration of the time or schedule of a payment to an individual other than a Member as may be necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

        5.2    No Other In-Service Distributions.    Except as provided in Section 5.1, in-service distributions shall not be permitted under the Plan. Members shall not be permitted to make withdrawals from the Plan prior to a Termination of Service. Members shall not, at any time, be permitted to borrow from the Trust Fund. Following a Member's Termination of Service, the amounts credited to such Member's Account shall be payable to such Member in accordance with the provisions of Article VI.

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VI.

Termination Benefits

        6.1    Amount of Benefit.    Subject to Section 6.2, upon a Member's Termination of Service, the Member, or, in the event of the Member's death, the Member's designated beneficiary (as determined under Section 6.3), shall become entitled to receive a benefit equal in value to the aggregate balance in the Member's Account. The value of a Member's Account shall be determined as of the date payments are to commence from such Account pursuant to Section 6.2 (provided, however, that if an installment payment form was elected pursuant to Section 6.2, the amount of the installment payments shall be recalculated annually in accordance with the method set forth in Section 6.2(b)).

        6.2    Time and Form of Payment.

          (a)   Subject to the delayed payment restriction of Section 6.2(e), payment of a Member's benefit under Section 6.1 shall commence on one of the following dates irrevocably elected by such Member in writing on the form prescribed by the Committee on or before the date he becomes a Member of the Plan:

            (1)   the first day of the second calendar month following the month in which the Member's Termination of Service occurs; or

            (2)   January 15 of any one of the next 10 succeeding calendar years (as elected by the Member) following the calendar year in which the Member's Termination of Service occurs; or

            (3)   February 1 of the year following the calendar year in which the Member's Termination of Service occurs (provided, however, that the time of payment provided for in this clause (3) may not be elected by any Member from and after the Effective Date).

  In the event such Member fails to timely elect the date upon which payment of his benefit under Section 6.1 is to commence, such payment shall commence at the time provided in clause (1) of the preceding sentence.

          (b)   Payment of a Member's benefit under Section 6.1 shall be made in one of the following forms of payment irrevocably elected by such Member in writing on the form prescribed by the Committee on or before the date he becomes a Member of the Plan:

            (1)   a single lump sum payment; or

            (2)   annual installment payments for any whole number of years elected by such Member, with the first installment to be paid on the date payment of such Member's benefit is scheduled to commence pursuant to Section 6.2(a) and the subsequent installments to be paid on the annual anniversaries of such date; provided, however, that the installment period elected by such Member must be limited to a number of years that will permit all annual installments to be completed by no later than (i) the 10th anniversary of the date payment of such Member's benefit is scheduled to commence pursuant to Section 6.2(a) if such Member elected that his benefit commence at the time provided in clause (1) of Section 6.2(a), (ii) January 15 of the 10th calendar year following the calendar year in which such Member's Termination of Service occurs if such Member elected that his benefit commence at a time provided in clause (2) of Section 6.2(a), or (iii) February 1 of the 10th calendar year following the calendar year in which such Member's Termination of Service occurs if such Member elected that his benefit commence at a time provided in clause (3) of Section 6.2(a). The amount of each annual installment shall be computed by dividing the Member's unpaid balance in his Account (determined initially as of the date payment of such Member's benefit is scheduled to commence pursuant to Section 6.2(a) and, in subsequent years during the elected installment period, on the annual anniversary of such date) by the number of annual installments remaining.

  In the event such Member fails to timely elect the form in which his benefit under Section 6.1 is to be paid, such benefit shall be paid in the form of a single lump sum payment.

          (c)   Notwithstanding the provisions of Sections 6.2(a) and 6.2(b) to the contrary, and in accordance with the transition relief provided under Internal Revenue Service Notice 2007-86, during a period selected by the Company (which period shall begin no earlier than the Effective Date and shall end no later than December 31, 2008), each Member who has not incurred a Termination of Service as of the Effective Date and whose benefit under Section 6.1 would not otherwise be paid prior to January 1, 2009, shall be afforded the opportunity to elect a new time and/or form of payment with respect to all (but not less than all) of such Member's Section 6.1 benefit. During the period selected by the Company for making such election, each Member described in the preceding sentence may irrevocably elect in writing on the form prescribed by the Company (i) a new time of payment from among any of the permissible payment dates described in clauses (1) and (2) of Section 6.2(a) and/or (ii) a new form of payment from among any of the permissible payment forms described in clauses (1) and (2) of Section 6.2(b). The Committee may, in its sole discretion, choose not to honor a Member's election under this Section 6.2(c) by providing written notice of such decision to such Member on or before December 31, 2008.

          (d)   Notwithstanding the preceding provisions of this Section 6.2, on or after January 1, 2009, a Member may, on the form prescribed by the Committee, modify his elections as to time of payment and/or form of benefit payment with respect to all (but not less than all) of his Section 6.1 benefit; provided, however, that (i) such new election may not take effect until at least 12 months after the date on which the new election is made, (ii) the payment (or installment payments) with respect to which the new election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or five years from the date the first installment was scheduled to be paid in the case of installment payments), (iii) any new election that relates to payment at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months prior to the date the payment is scheduled to be paid (or 12 months prior to the date the first amount was scheduled to be paid in the case of installment payments), (iv) the new time of payment under the new election, if applicable, must be a date that could have been elected by the Member under Section 6.2(a) if such Member had initially elected such date under Section 6.2(a) or 6.2(c), and (v) the new form of payment under the new election, if applicable, must be a form of payment that could have been elected by the Member under Section 6.2(b) or 6.2(c) after taking into account any change in time of payment. For purposes of the Plan, the entitlement to installment payments shall be treated as the entitlement to a single payment for purposes of section 409A of the Code and applicable administrative guidance thereunder.

          (e)   With respect to a Member who is identified as a specified employee within the meaning of section 409A(a)(2)(B)(i) of the Code (and applicable administrative guidance thereunder), payment of the Member's Section 6.1 benefit shall not commence until the later of (i) the time elected by the Member in accordance with the preceding provisions of this Section 6.2 or (ii) the earlier of (A) the date that is six months after the Member's Termination of Service or (B) the date of death of the Member. If the event any payments are delayed pursuant to the preceding sentence beyond the time elected by the Member in accordance with the preceding provisions of this Section 6.2, such payments that the Member would have otherwise been entitled to during the first six months following the Member's Termination of Service (or, if earlier, prior to his date of death) shall be accumulated and paid to the Member on the date that is six months after the Member's Termination of Service or to the Member's designated beneficiary on the date of the Member's death, as applicable. By participating in the Plan, all Members agree to be bound by the

  Company's determination of the Employer's specified employees in accordance with any of the methods permitted under the regulations issued under section 409A of the Code.

        6.3    Designation of Beneficiaries.

          (a)   Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

          (b)   If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

            (i)    If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

            (ii)   If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

        6.4    Accelerated Pay-Out of Certain Benefits.    The Plan shall permit such acceleration of the time or schedule of a payment to an individual other than a Member as may be necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

        6.5    Payment of Benefits.    To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Account. All benefit payments pursuant to any provision of the Plan shall be made in cash to the fullest extent practicable.

        6.6    Unclaimed Benefits.    In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.

VII.

Administration of the Plan

        7.1    The Committee.    The general administration of the Plan shall be vested in the Committee.

        7.2    Self-Interest of Members.    No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

        7.3    Committee Powers and Duties.    The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

          (a)   To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

          (b)   To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

          (c)   To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

          (d)   To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

          (e)   To determine in its discretion all questions relating to eligibility;

          (f)    To determine whether and when a Member has incurred a Termination of Service, and the reason for such termination;

          (g)   To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

          (h)   To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

          (i)    To establish or designate Funds as investment options as provided in Article IV.

        7.4    Claims Review.

          (a)   Definitions.    For purposes of this Section, the following terms, when capitalized, will be defined as follows:

            (1)   Act:    The Employee Retirement Income Security Act of 1974, as amended.

            (2)   Adverse Benefit Determination:    Any denial, reduction or termination of or failure to provide or make payment (in whole or in part) for a Plan benefit, including any denial, reduction, termination or failure to provide or make payment that is based on a determination of a Claimant's eligibility to participate in the Plan. Further, any invalidation of a claim for failure to comply with the claim submission procedure will be treated as an Adverse Benefit Determination.

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            (3)   Benefits Administrator:    The Company's Benefits Supervisor, or such other person or office to whom the Committee has delegated day-to-day Plan administration responsibilities and who, pursuant to such delegation, processes Plan benefit claims in the ordinary course.

            (4)   Claimant:    A Member or beneficiary or an authorized representative of such Member or beneficiary who has filed or desires to file a claim for a Plan benefit.

          (b)   Filing of Benefit Claim.    To file a benefit claim under the Plan, a Claimant must obtain from the Benefits Administrator the information and benefit election forms, if any, provided for in the Plan and otherwise follow the procedures established from time to time by the Committee or the Benefits Administrator for claiming Plan benefits. If, after reviewing the information so provided, the Claimant needs additional information regarding his Plan benefits, he may obtain such information by submitting a written request to the Benefits Administrator describing the additional information needed. A Claimant may only request a Plan benefit by fully completing and submitting to the Benefits Administrator the benefit election forms, if any, provided for in the Plan and otherwise following the procedures established from time to time by the Committee or the Benefits Administrator for claiming Plan benefits.

          (c)   Processing of Benefit Claim.    Upon receipt of a fully completed benefit claim from a Claimant, the Benefits Administrator shall determine if the Claimant's right to the requested benefit, payable at the time or times and in the form requested, is clear and, if so, shall process such benefit claim without resort to the Committee. If the Benefits Administrator determines that the Claimant's right to the requested benefit, payable at the time or times and in the form requested, is not clear, it shall refer the benefit claim to the Committee for review and determination, which referral shall include:

            (1)   All materials submitted to the Benefits Administrator by the Claimant in connection with the claim;

            (2)   A written description of why the Benefits Administrator was of the view that the Claimant's right to the benefit, payable at the time or times and in the form requested, was not clear;

            (3)   A description of all Plan provisions pertaining to the benefit claim;

            (4)   Where appropriate, a summary as to whether such Plan provisions have in the past been consistently applied with respect to other similarly situated Claimants; and

            (5)   Such other information as may be helpful or relevant to the Committee in its consideration of the claim.

  If the Claimant's claim is referred to the Committee, the Claimant may examine any relevant document relating to his claim and may submit written comments or other information to the Committee to supplement his benefit claim. Within 90 days of receipt of a fully completed benefit claim form from a Claimant that has been referred to the Committee by the Benefits Administrator (or such longer period as may be necessary due to unusual circumstances or to enable the Claimant to submit comments, but in any event not later than will permit the Committee sufficient time to fully and fairly consider the claim and make a determination within the time frame provided in Section 7.4(d)), the Committee shall consider the referral regarding the claim of the Claimant and make a decision as to whether it is to be approved, modified or denied. If the claim is approved, the Committee shall direct the Benefits Administrator to process the approved claim as soon as administratively practicable.

          (d)   Notification of Adverse Benefit Determination.    In any case of an Adverse Benefit Determination of a claim for a Plan benefit, the Committee shall furnish written notice to the affected Claimant within a reasonable period of time but not later than 90 days after receipt of

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  such claim for Plan benefits (or within 180 days if special circumstances necessitate an extension of the 90-day period and the Claimant is informed of such extension in writing within the 90-day period and is provided with an extension notice consisting of an explanation of the special circumstances requiring the extension of time and the date by which the benefit determination will be rendered). Any notice that denies a benefit claim of a Claimant in whole or in part shall, in a manner calculated to be understood by the Claimant:

            (1)   State the specific reason or reasons for the Adverse Benefit Determination;

            (2)   Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

            (3)   Describe any additional material or information necessary for the Claimant to perfect the claim and explain why such material or information is necessary; and

            (4)   Describe the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of the Act following an Adverse Benefit Determination on review.

          (e)   Review of Adverse Benefit Determination.    A Claimant has the right to have an Adverse Benefit Determination reviewed in accordance with the following claims review procedure:

            (1)   The Claimant must submit a written request for such review to the Committee not later than 60 days following receipt by the Claimant of the Adverse Benefit Determination notification;

            (2)   The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the Committee;

            (3)   The Claimant shall have the right to have all comments, documents, records, and other information relating to the claim for benefits that have been submitted by the Claimant considered on review without regard to whether such comments, documents, records or information were considered in the initial benefit determination; and

            (4)   The Claimant shall have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge upon request, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure.

  The decision on review by the Committee will be binding and conclusive upon all persons, and the Claimant shall neither be required nor be permitted to pursue further appeals to the Committee.

          (f)    Notification of Benefit Determination on Review.    Notice of the Committee's final benefit determination regarding an Adverse Benefit Determination will be furnished in writing or electronically to the Claimant after a full and fair review. Notice of an Adverse Benefit Determination upon review will:

            (1)   State the specific reason or reasons for the Adverse Benefit Determination;

            (2)   Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

            (3)   State that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits including (i) documents, records or other information relied

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    upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure; and

            (4)   Describe the Claimant's right to bring an action under section 502(a) of the Act.

  The Committee shall notify a Claimant of its determination on review with respect to the Adverse Benefit Determination of the Claimant within a reasonable period of time but not later than 60 days after the receipt of the Claimant's request for review unless the Committee determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Committee determines that such extension of time is required, written notice of the extension (which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination on review) shall be furnished to the Claimant prior to the termination of the initial 60-day review period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day review period. In the event such extension is due to the Claimant's failure to submit necessary information, the period for making the determination on a review will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

          (g)   Exhaustion of Administrative Remedies.    Completion of the claims procedures described in this Section will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

          (h)   Payment of Benefits.    If the Benefits Administrator or Committee determines that a Claimant is entitled to a benefit hereunder, payment of such benefit will be made to such Claimant (or commence, as applicable) as soon as administratively practicable after the date the Benefits Administrator or Committee determines that such Claimant is entitled to such benefit or on such other date as may be established pursuant to the Plan provisions.

          (i)    Authorized Representatives.    An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an Adverse Benefit Determination. An individual or entity will only be determined to be a Claimant's authorized representative for such purposes if the Claimant has provided the Committee with a written statement identifying such individual or entity as his authorized representative and describing the scope of the authority of such authorized representative. In the event a Claimant identifies an individual or entity as his authorized representative in writing to the Committee but fails to describe the scope of the authority of such authorized representative, the Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant's benefit claim under the Plan or appeal of an Adverse Benefit Determination with respect to such benefit claim.

        7.5    Employer to Supply Information.    The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's Compensation, Bonus Compensation, age, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Committee may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

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        7.6    Indemnity.    To the extent permitted by applicable law, the Company shall indemnify and save harmless the Directors and each member of the Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

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VIII.

Administration of Funds

        8.1    Payment of Expenses.    All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund, if any.

        8.2    Trust Fund Property.    All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain an Account in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.

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IX.

Nature of the Plan

        The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is, in part, made necessary by certain benefit limitations which are imposed on the Retirement Savings Plan by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer and shall be paid out of the Employer's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer may transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.

        The Committee, in its sole discretion, may establish the Trust and direct the Employer to enter into the Trust Agreement. Notwithstanding the foregoing, immediately prior to the occurrence of a Change of Control, the Employer shall enter into the Trust Agreement and shall fund the Trust with money or other property having an aggregate value equal to not less than the aggregate balance in the Accounts maintained under the Plan on behalf of all Members and beneficiaries (determined as of the day immediately preceding the date of such funding of the Trust); provided, however, that the Employer shall not be required to take the actions described in this sentence if such actions would result in adverse tax consequences to one or more of the Members pursuant to Section 409A(b) of the Code. If the Employer enters into the Trust Agreement, then the Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer's creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered "insolvent" if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Employer's general creditors. If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Employer's general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Member shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

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X.

Miscellaneous

        10.1    Not Contract of Employment.    The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person's right to terminate his employment at any time.

        10.2    Alienation of Interest Forbidden.    The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings. Notwithstanding the foregoing, the Plan shall comply with the terms of a domestic relations order as provided in Sections 5.1 and 6.4.

        10.3    Withholding.    All Compensation and Bonus Compensation deferrals and Employer Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

        10.4    Amendment and Termination(a) .    The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Account. The Committee may terminate the Plan, in whole or in part, at any time. In the event that the Plan is terminated, the balance in an affected Member's Account shall be paid to such Member or his designated beneficiary at the time specified by the Committee in a single lump sum, cash payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder. Notwithstanding the preceding provisions of this Section, (a) to the extent required by section 409A of the Code, the Plan may not be amended or terminated in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to section 409A(a)(3) of the Code and any regulations or guidance issued thereunder and (b) if the Committee determines that the terms of the Plan do not, in whole or in part, satisfy the requirements of section 409A of the Code, then the Committee may, in its sole discretion, amend the Plan (without obtaining the consent of any Member) in such manner as the Committee deems appropriate to comply with section 409A of the Code and any regulations or guidance issued thereunder.

        10.5    Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        10.6    Guaranty.    Notwithstanding any provisions of the Plan to the contrary, in the event any Affiliate of the Company that adopts the Plan pursuant to Section 2.3 hereof fails to make payment of the benefits due under the Plan on behalf of its Members, whether directly or through the Trust, the Company shall, during the period that such entity is an Affiliate of the Company, be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall (a) be satisfied directly and not through the Trust and (b) terminate with respect to a particular entity as of the date such entity ceases to be an Affiliate of the Company.

        10.7    Governing Laws.    All provisions of the Plan shall be construed in accordance with the laws of Colorado except to the extent preempted by federal law.

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        EXECUTED this 31st day of December, 2008.

FOREST OIL CORPORATION
By:	/s/ H. CRAIG CLARK Name: H. Craig Clark Title: President and CEO

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FOREST OIL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN